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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of Report: MARCH 10, 2000
                       (Date of earliest event reported)




                          GTE CALIFORNIA INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


          CALIFORNIA                               1-6417                               95-0510200
(STATE OR OTHER JURISDICTION OF           (COMMISSION FILE NUMBER)         (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION)



  1255 Corporate Drive, SVC04C08, Irving, Texas             75038
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)             (ZIP CODE)


        Registrant's telephone number, including area code 972-507-5328




         (Former name or former address, if changed since last report)

================================================================================




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                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY

                                    FORM 8-K


Item 5.  Other Events

GTE California Incorporated (the Company) announced today that net income increased 19% or $131.9 million in 1999, compared to 1998. The increase is primarily due to overall growth in revenues combined with lower cost of services and sales and selling, general and administrative expenses, partially offset by increases in depreciation and amortization, interest and income tax expenses.

Revenues and sales were $3,453.5 million in 1999 compared to $3,369.6 million in 1998. The increase of 2% or $83.9 million is primarily due to continued growth as evidenced by a 4% increase in access lines and an 8% increase in minutes of use. Regulatory mandates and greater demand for increased bandwidth services by high capacity users also contributed to the increase. Partially offsetting these increases were lower toll revenues resulting from intraLATA (Local Access and Transport Area) toll competition and lower miscellaneous revenues.

Operating costs and expenses were $1,949.1 million in 1999, compared to $2,117.8 million in 1998. The decrease of 8% or $168.7 million is primarily due to the lump-sum settlement of pension obligations which resulted from an employee-reduction program initiated in the first quarter of 1999. Reduced labor and benefits, due to productivity improvements, and adjustments of certain employee benefits in 1999, also contributed to the decrease. Partially offsetting these decreases were increases resulting from a one-time special charge associated with the employee separation program mentioned above, and 1998 favorable adjustments of certain employee benefits and other liabilities, which reduced 1998 expenses. Further offsetting the decreases were higher depreciation charges associated with the investment in additional network facilities resulting from increased demand for switched access lines, and amortization of capitalized software right-to-use fees.

REGULATORY AND COMPETITIVE TRENDS

The Company is subject to regulation by the regulatory bodies of the states of California, Nevada and Arizona for its intrastate business operations and by the Federal Communications Commission (FCC) for its interstate operations.

The Company provides local-exchange services to customers within its designated franchise area. The Company also provides toll services within designated geographic areas called Local Access and Transport Areas (LATAs) under agreements with connecting local-exchange carriers (LECs) in conformity with individual state regulatory orders. The Company also provides long-distance access services directly to interexchange carriers and other customers who provide services between LATAs.

During 1999, regulatory and legislative activity at both the state and federal levels continued to be a direct result of the Telecommunications Act of 1996 (Telecommunications Act). Along with promoting competition in all segments of the telecommunications industry, the Telecommunications Act was intended to preserve and advance universal service.

The parent of the Company, GTE Corporation (GTE), continued in 1999 to meet the wholesale requirements of new competitors. GTE has signed interconnection agreements with other carriers, providing them the capability to purchase unbundled network elements (UNEs), resell retail services and interconnect facilities-based networks. Several of these interconnection agreements were the result of the arbitration process established by the Telecommunications Act, and incorporated prices or terms and conditions based upon the FCC rules that were subsequently appealed to the U. S. Supreme Court (Supreme Court). GTE challenged a number of such agreements in federal district courts during 1997.

GTE's position in these challenges was supported by a decision of the Eighth Circuit Court (Eighth Circuit) in July 1997 which stated the FCC had overstepped its authority in several areas concerning implementation of the interconnection provisions of the Telecommunications Act. In January 1999, the Supreme Court reversed in part and affirmed in part the Eighth Circuit's decisions. The Supreme Court reversed the Eighth Circuit's determination that


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the FCC had no jurisdiction over pricing. As a result, the pricing rules established by the FCC are now subject to review on their merits by the Eighth Circuit. In addition, the Supreme Court vacated the FCC rule setting forth the UNEs that incumbent local exchange carriers (ILECs) are required to provide to competitive local exchange carriers (CLECs). This latter ruling led to a proceeding before the FCC concerning what elements had to be offered and under what conditions.

In November 1999, the FCC reaffirmed that incumbents must provide unbundled access to five of the original seven network elements, which must be available on either a stand-alone basis, or as a combined local service "platform" if the elements have been previously combined by the ILEC. ILECs are no longer required to provide unbundled operator services, including directory assistance where alternate routing is available. In addition, in certain circumstances, local and tandem switching need not be unbundled. However, the FCC expanded the definition of some UNEs by specifying that components of the loop UNE must be made available in sub-loop components, and augmenting the types of call-related databases that must be unbundled as UNEs. The FCC also found that state commissions can require ILECs to unbundle additional elements as long as they are consistent with the requirements of the Telecommunications Act and the national policy framework instituted in the FCC's order. Furthermore, the order precludes states from removing network elements from the FCC's list of unbundling obligations. The United States Telecom Association (USTA) has appealed this order and GTE will participate.

In December 1999, the FCC released another order that requires ILECs to provide line sharing to CLECs by unbundled access to the high-frequency portion of the local loop over which the ILEC provides voice services. The FCC's stated intent in adopting the line sharing order is to enable competitive carriers to provide digital subscriber line (DSL) services over the same lines simultaneously used by ILECs to provide basic phone services.

In June 1999, the Eighth Circuit established a schedule for addressing the issues it did not decide in 1998. Parties to this action have filed briefs and participated in oral arguments in September 1999. The major issues are: (1) the FCC's cost methodology used to set prices, (2) its methodology for setting wholesale discounts, (3) the "proxy rates" it set for interconnection, UNEs, and wholesale discounts, (4) whether ILECs should be required to combine UNEs that are not already combined, and (5) whether the FCC can require ILECs to provide "superior quality" to competitors than what the ILEC provides to itself. A court decision is expected during the first quarter of 2000.

         Universal Sevice

GTE is active before both state and federal regulators advocating development and implementation of measures that will meet the requirements of the universal service provisions of the Telecommunications Act. Specifically, GTE urges regulators to identify and remove all hidden subsidies and to provide explicit universal service subsidies.

In October 1998, the FCC issued an order selecting a cost model for universal service. In July 1999, the United States Court of Appeals for the Fifth Circuit (Fifth Circuit) affirmed in part, reversed in part, and remanded in part the FCC's universal service regime. In October 1999, the FCC released two orders in response to the Fifth Circuit decision. One order permits ILECs to continue to recover their universal service contributions from access charges or to establish end-user charges. The second order changed the contribution basis for school/library funding to eliminate calculations based upon intrastate revenues. In January 2000, GTE requested the Supreme Court to review the Fifth Circuit decision allowing the FCC to base universal service support from the results of a hypothetical cost model rather than historical costs that were incurred to provide local service. GTE argued that the Fifth Circuit ignored long standing legal precedent in permitting a major revision to ILEC cost recovery mechanisms without ensuring the new process would not result in a constitutionally prohibited "taking".

In November 1999, the FCC released an order selecting the cost inputs for the federal universal service cost model. GTE is seeking reconsideration. Since the FCC moved the implementation date of the new universal service mechanism for non-rural carriers to January 2000, many state regulators awaited FCC action before they began designing their universal service programs.

In November 1999, the FCC released an order dealing with implementation of the new FCC federal high cost support mechanism for non-rural ILECs, including GTE. The effective date for the new federal universal service plan is January 1, 2000. This plan will distribute federal high cost funds to states with higher than average costs. The role of state commissions is to ensure reasonable comparability within the borders of a state. Federal high cost support will be calculated by comparing the nationwide average cost with each state's average cost per line, and providing federal support for only states that exceed





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135% of the nationwide average. To guard against rate shock, the FCC also adopted a "hold harmless" approach so that the amount of support provided to each non-rural carrier under the new plan will not be less than the amount provided today. U S West has appealed this order on the basis that it fails to provide a sufficient amount of support. This FCC order also established a May 1, 2000 deadline by which state commissions must create at least three deaveraged price zones for UNEs. In January 2000, GTE requested the FCC grant a one year delay to give state commissions ample opportunity to implement deaveraged retail rates and establish state universal service funds in concert with UNE deaveraging.

In December 1999, the FCC asked for comment on requests made by the North Dakota and South Dakota state commissions and the Rural Utilities Service (RUS) asking the FCC to redefine "voice grade access" in the FCC's universal service rules. The FCC requires that, in order to be eligible for universal service support, a carrier must offer, among other things, voice grade access to the public switched telephone network. Current FCC rules specify that voice grade access should occur in a frequency range between approximately 300 Hertz (Hz) - 3,000 Hz. The petitioners requested the frequency range be changed to 200 Hz - 3,500 Hz. GTE participated in this proceeding and opposed any change in FCC requirements. The network is not designed for the proposed ubiquitous requirement and would require a significant infrastructure investment and at least a decade to implement.

         Price Cap

The federal price cap regime allows access prices to change each year by a measure of inflation minus a productivity factor offset. In May 1999, the U.S. Court of Appeals for the District of Columbia (Court) released a decision regarding the FCC's choice of a 6.5% price cap productivity factor in a 1997 order. The Court found the FCC's choice of a 6.0% base factor and a 0.5% Consumer Productivity Dividend to be inadequately supported. The Court remanded the matter back to the FCC for further action and established an April 2000 date by which the FCC must issue a revised decision. As a result, in November 1999, the FCC initiated a rulemaking proposal requesting comments on the interstate price cap productivity factor. Currently, it is unknown whether the single price cap productivity factor will be applied retroactively to July 1, 1997 and remain in effect until the next price cap performance review in 2003, or whether one factor will apply from 1997 to 2000 and another factor apply from 2000 to 2003.

         Interstate Access Revision

Effective July 1999, access charges were further reduced using a 6.5% productivity factor in compliance with FCC requirements to reflect the impacts of access charge reform and in making GTE's 1999 Annual Filing. The total annual financial impact of the reduction was $113 million. Similar filings during 1997 and 1998 had already resulted in price reductions.

In July 1999, GTE, along with a coalition of local exchange and long-distance companies (CALLS), submitted a proposal for interstate access charge and universal service reform to the FCC. The proposal would accelerate the shift in non-usage sensitive access revenue recovery from per-minute to flat-rated charges, set a schedule for elimination of the price cap productivity factor, and provide more explicit support for universal service. The FCC has announced that it wishes to reach a rapid decision on the CALLS proposal.

In August 1999, the FCC released an order pertaining to access reform and pricing flexibility. The order grants price cap LECs immediate flexibility under certain circumstances to deaverage certain access services and permits the introduction of new services on a streamlined basis, without prior FCC approval.

         Advanced Telecommunications Services

The Telecommunications Act required the FCC to "encourage the deployment on a reasonable and timely basis of advanced telecommunications capability to all Americans." Further, the FCC was required to conduct a proceeding aimed at determining the availability of advanced telecommunications, and to take action to remove barriers to infrastructure investment and to promote competition.

In March 1999, the FCC released an order adopting a number of new collocation rules designed to make competitive entry easier and less costly. These rules specify how ILECs will manage such items as alternate collocation arrangements, security, space preparation cost allocation, provisioning intervals, and space exhaustion. GTE has asked a federal district court to review this order.

In November 1999, the FCC released an order concluding that an ILEC's offering of DSL services to Internet Service Providers (ISPs) pursuant to volume and term discount plans that are a component of the ISPs high-speed Internet service



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are not a retail offering, and thus not subject to the discounted resale obligation. The order also concluded that an ILECs DSL offering to end users is a retail offering if the ILEC performs certain consumer-oriented functions, such as provisioning of customer premises equipment and wiring, marketing, billing and collection, and accepting repair requests directly from the end user. The FCC concluded that these services are subject to discounted resale obligation, regardless of whether the service is classified as telephone exchange service (local tariff) or exchange access service (access tariff).

         Number Portability

In December 1998, the FCC released an order establishing cost recovery rules for local number portability (LNP) that permitted the recovery of carrier-specific costs directly related to the provision of long-term LNP via a federally tariffed end-user monthly charge. GTE subsequently filed an LNP tariff with the FCC, and in March 1999 instituted an end-user number portability fee. This charge is levied on all business and residential customers. In June 1999, GTE's tariffed LNP charge was reviewed and accepted by the FCC at $0.36 per access line per month.

         Internet Service Traffic

ILECs are required to provide open access to all ISPs, while cable television operators are not. Several major cable television operators providing Internet access through cable modem facilities are only offering their affiliated ISPs to consumers. Cable television operators that do allow customers to select non-affiliated ISPs often require the customer to also pay for their affiliated ISP's service (i.e., to pay twice for the same service). GTE has been active in encouraging municipalities engaged in reviewing cable television mergers or franchise renewals to require cable modem open access as a condition for approval. The City of Portland, Oregon was first to adopt such a requirement and AT&T Corp. has appealed that decision. Arguments took place in November 1999 before the Ninth Circuit Court.

In October 1999, GTE filed an antitrust lawsuit contending that cable TV providers' refusal to provide ISPs with "open access" to cable modem platforms is a violation of federal antitrust law. The lawsuit filed in the U.S. District Court in Pittsburgh, names Tele-Communications, Inc., (now a unit of AT&T Corp.), Comcast Corp., and Excite@Home and seeks an injunction to require open access and damages.

GTE's interconnection contracts with CLECs specify that parties compensate each other for the exchange of local traffic, defined as traffic that is originated by an end user of one party and terminating to the end user of the other party within GTE's current local serving area. It is GTE's position that ISP traffic does not satisfy the definition of local traffic, and that no compensation should be paid to CLECs that carry this traffic to their ISP customers. In a recent ruling, the FCC has clarified that ISP traffic is largely interstate and is not local traffic. Nevertheless, the FCC permitted state commissions to arbitrate whether ILECs should pay as reciprocal compensation for ISP-bound traffic, based upon existing interconnection agreements, until the FCC reaches a decision on a long-term compensation scheme. GTE has challenged this FCC conclusion in federal district court. A decision is expected in the second quarter of 2000. Prior to a court decision, GTE will be engaged in numerous state proceedings defending requests for reciprocal compensation payments.




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                   GTE CALIFORNIA INCORPORATED AND SUBSIDIARY

                            SELECTED FINANCIAL DATA




                                                    Years Ended December 31,
                                                  --------------------------
                                                     1999             1998
                                                  ---------         --------
                                                      (Dollars in Millions)
Selected Income Statement Items:

Revenues and sales                                $ 3,453.5         $ 3,369.6
Operating costs and expenses                        1,949.1           2,117.8
                                                  ---------         ---------

Operating income                                    1,504.4           1,251.8
Interest expense - net                                135.4             118.4
Other - net                                              --              (2.7)
Income taxes                                          555.6             454.6
                                                  ---------         ---------
Net income                                        $   813.4         $   681.5
                                                  =========         =========


                                                          December 31,
                                                  --------------------------
                                                     1999            1998
                                                  ---------         --------
                                                     (Dollars in Millions)
Selected Balance Sheet Items:

Property, plant and equipment, net                $ 3,824.8         $ 3,912.1
Total assets                                        5,944.3           5,605.5
Long-term debt                                      1,691.4           1,691.2
Shareholders' equity                                1,858.7           1,763.4



                                                    Years Ended December 31,
                                                  --------------------------
                                                     1999             1998
                                                  ---------         --------
                                                     (Dollars in Millions)
Other Items:

 Cash from operations                             $ 1,125.3         $ 1,089.0
 Cash used in investing                               576.8             688.0
 Cash used in financing                               553.3             394.5
 Dividends declared on common stock                   726.0             711.5






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Item 7.  Financial Statements and Exhibits


         (a)      Financial Statements - None


         (b)      Pro Forma Financial Information - None


         (c)      Exhibits

                  1.1 Revised Form of Purchase Agreement, including Standard Purchase Agreement Provisions (March 2000 Edition), pertaining to Registration Statement on Form S-3 (File No. 333-63651) (to be first used on or about March 10, 2000).

                  4.3 Form of New Debenture pertaining to Registration Statement on Form S-3 (File No. 333-63651) (to be first used on or about March 10, 2000).

                  12 Statements re: Calculation of the Consolidated Ratio of Earnings to Fixed Charges

                  26.1 Revised Form of Invitation for Bids pertaining to Registration Statement on Form S-3 (File No. 333-63651) (to be first used on or about March 10,
                           2000).






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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                              GTE California Incorporated
                                              ---------------------------
                                                     (Registrant)

Date:            March 10, 2000               /s/  Stephen L. Shore
                ---------------               ----------------------------
                                                   Stephen L. Shore
                                                      Controller
                                            (Principal Accounting Officer)

                                 EXHIBIT INDEX

Exhibit
Number     Description
-------
1.1        Revised Form of Purchase Agreement, including Standard Purchase
           Agreement Provisions (March 2000 Edition), pertaining to
           Registration Statement on Form S-3 (File No. 333-63651) (to be first used on or about March 10, 2000).

4.3        Form of New Debenture pertaining to Registration Statement on Form
           S-3 (File No. 333-63651) (to be first used on or about March 10,
           2000).

12         Statements re: Calculation of the Consolidated Ratio of Earnings to
           Fixed Charges

26.1       Revised Form of Invitation for Bids pertaining to Registration
           Statement on Form S-3 (File No. 333-63651) (to be first used on or about March 10, 2000).
